Exhibit 23.5

The undersigned hereby consents to being named in the registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”) of La Quinta Holdings Inc. (the “Company”) as an individual to become a director of the Company and to the inclusion of his biographical and other information in the Registration Statement.

In witness whereof, this consent is signed and dated as of the date set forth below.

Date:	November 17, 2014	/s/ Giovanni Cutaia
Giovanni Cutaia